 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

____________________

Date of report (Date of earliest event reported): March 31, 2021

Amyris, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100,	Emeryville,	CA	94608
(Address of Principal Executive Offices)			(Zip Code)

(510)	450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	AMRS	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On March 31, 2021, Amyris, Inc. (the “Company”) entered into, and closed, an Asset Purchase Agreement (the “Purchase Agreement”) and related license and supply agreements with DSM Nutritional Products Ltd. (the “Buyer”), an affiliate of DSM International B.V., a subsidiary of Koninklijke DSM N.V. (“DSM”), a significant stockholder of the Company, pursuant to which the Buyer acquired exclusive rights to the Company’s Flavor and Fragrance (“F&F”) product portfolio, and agreed to use the Company to provide manufacturing of the product portfolio as well as ongoing research and development services with respect to ingredients targeted to the F&F market.

The aggregate transaction proceeds consisted of (i) an upfront payment of $150 million at closing and (ii) future earn-out payments of up to an aggregate total of $235 million, relating to the achievement of commercial milestones in each of the calendar years 2022 through 2024. The Company and the Buyer also entered into a 15-year manufacturing agreement whereby the Company will manufacture certain F&F ingredients for the Buyer to supply to third parties. In addition, the Company and Firmenich SA modified certain development and manufacturing agreements to extend their collaboration for an additional 15 years, including the future development of at least five new molecules.

The Company used a portion of the proceeds at closing to (i) prepay in full the outstanding principal amount owed to DSM Finance, B.V., an affiliate of DSM (“DSM Finance”) under three secured promissory notes of $8 million in the aggregate, under that certain Credit Agreement, dated as of September 17, 2019, (ii) make a partial prepayment of $15 million principal amount owed to DSM Finance under an unsecured promissory note (as amended, the “Note”), under that certain Credit Agreement, dated as of December 28, 2017, (iii) pay a $2.5 million prepayment fee to DSM Finance pursuant to the terms of the Note, and (iv) pay $1.85 million in satisfaction of amounts payable by the Company to the Buyer pursuant to that certain Performance Agreement between the parties, dated as of November 17, 2017.

Note Amendment

On March 31, 2021, the Company entered into an Amendment to Note (the “Amendment”) with DSM Finance to extend the final maturity of the remaining $10 million principal balance under the Note from December 31, 2021 to April 15, 2022.

The foregoing summary of certain terms of the Purchase Agreement, the Note and the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreements. The Company intends to file copies of the Purchase Agreement and the Amendment with its Quarterly Report on Form 10-Q for the quarter ending March 31, 2021.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2021, the Company was notified of Christoph Goppelsroeder’s decision to resign from the Board of Directors (the “Board”), effective immediately. Mr. Goppelsroeder had been serving on the Board since November 2017 as one of two designees of DSM in connection with the right of DSM to designate two directors pursuant to the Amended and Restated DSM Stockholder Agreement, dated as of August 7, 2017, by and between DSM and the Company. DSM’s designation rights terminate, with respect to one designee, at such time as DSM beneficially owns less than 10% of the Company’s outstanding common stock and, with respect to both designees, at such time as DSM beneficially owns less than 4.5% of the Company’s outstanding common stock. As of March 1, 2021, DSM beneficially owned approximately 9.5% of the Company’s outstanding common stock, and as a result, Mr. Goppelsroeder stepped down from his position on the Board as of April 1, 2021. Mr. Goppelsroeder’s resignation is not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.
Item 9.01 Financial Statements and Exhibits

(d) Exhibits
The following exhibits are furnished herewith:

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: April 5, 2021	By:	/s/ Han Kieftenbeld
Han Kieftenbeld
Chief Financial Officer